Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

       INVESCO VAN KAMPEN TRUST FOR INVESTMENT GRADE NEW JERSEY MUNICIPALS

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Trust for Investment Grade New Jersey Municipals was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect four Class III Trustees, three by the holders of the Common Shares and one by the holders of the Preferred Shares, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                                                       Votes
Matter                                                              Votes For        Withheld
------                                                              ---------        --------
(1)    R. Craig Kennedy........................................     5,693,076         20,630
       Jack E. Nelson..........................................     5,663,204         50,502
       Colin D. Meadows........................................     5,696,476         17,230
       Hugo F. Sonnenschein(P).................................         1,028              0

----------
(P)   Election of trustee by preferred shareholders only.